Exhibit 10.13

DATE

TO:        NAME

FROM:    John Berger

RE:        Restricted Stock Unit Award

Sunnova Energy International Inc. (the “Company”) hereby awards to you, effective as of [•] (the “Date of Grant”), [•] restricted stock units (the “Restricted Stock Units”) evidencing the right to receive an equivalent number of shares of Common Stock, par value $0.0001 per share, subject to adjustment as provided in Section 14 of the Sunnova Energy International Inc. 2019 Long-Term Incentive Plan (the “Plan”).
Except as otherwise provided in Sections 2, 3 or 4 of the Terms and Conditions of Restricted Stock Unit Award, attached hereto as Appendix A (the “Terms and Conditions”), the Restricted Stock Units will vest in full on the third anniversary of the Date of Grant, provided you remain continuously employed by the Company, its subsidiary or an affiliate through the applicable anniversary of the Date of Grant.
By your signature and the signature of the representative of the Company below, you and the Company agree that this award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and the Terms and Conditions, which form a part of this award letter to you (the “Award Letter”). You acknowledge and agree that by accepting this Award Letter on the Merrill Lynch intranet system, such acceptance will act as your electronic signature to this Award Letter and will constitute your acceptance of and agreement with all of the Terms and Conditions of this Award Letter and terms and conditions of the Plan. You have reviewed the Plan and this Award Letter in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Letter and fully understands all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Letter.

PARTICIPANT:	SUNNOVA ENERGY INTERNATIONAL INC.

Signature	By: William J. (John) Berger

Chief Executive Officer
Print Name	Title

Appendix A
SUNNOVA ENERGY INTERNATIONAL INC.
2019 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD

The Restricted Stock Units awarded to you on the Date of Grant set forth in the Award Letter from the Company are subject to the 2019 Long‑Term Incentive Plan, these Terms and Conditions and any rules and regulations adopted by the Committee. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.
1.Vesting/Forfeiture. Except as otherwise accelerated pursuant to Sections 2, 3 or 4 below, the Restricted Stock Units shall vest in full on the third anniversary of the Date of Grant (the vesting period ending on the third anniversary of the Date of Grant, the “Restriction Period”). If your employment with the Company, its subsidiary or an affiliate (collectively, the “Company Group”) terminates for any reason other than by reason of your death, Disability or a Qualifying Retirement (as such term is defined in the Company’s Retirement Policy for Equity Awards (the “Retirement Policy”)), the unvested portion of the Restricted Stock Units shall be automatically forfeited on the date of your termination of employment.
2.Death or Disability. If your employment with the Company Group is terminated by reason of your death during the Restriction Period or if you become Disabled during the Restriction Period, the Restricted Stock Units will automatically become fully vested and the Restriction Period shall terminate on the date of your death or on the date of your Disability, as applicable. For purposes of this award of Restricted Stock Units, you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.
3.Qualifying Retirement. If you are eligible to receive retirement benefits under the Retirement Policy with respect to the Restricted Stock Units, and your employment ends due to a Qualifying Retirement, then notwithstanding anything to the contrary in the Award Letter and these Terms and Conditions, the Restricted Stock Units will vest in accordance with the Retirement Policy, provided you satisfy the terms and conditions specified in the Retirement Policy.

4.Change in Control. Notwithstanding the provisions of Sections 1 or 2 of these Terms and Conditions, in the event of a Change in Control, the Restricted Stock Units shall automatically vest and the Restriction Period shall terminate.
5.Settlement and Delivery of Common Stock. Settlement of Restricted Stock Units shall be made no later than 15 days after the termination of the Restriction Period. In the event the Company determines to satisfy any withholding tax obligations arising upon the settlement of Restricted Stock Units by withholding shares of Common Stock otherwise issuable upon settlement, or by deducting such taxes from the proceeds of the sale of shares of Common Stock issued upon settlement, in each case pursuant to Section 12 below, then settlement shall be delayed until the first Trading Day of the first “window period” beginning after the date on which the Restricted Stock Units vest. In no event, however, shall settlement be delayed to a date later than March 15th of the calendar year following the calendar year in which the Restricted Stock Unit vests. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.
6.No Rights as a Stockholder; Dividends. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock unless and until the Restricted Stock Units have been settled by the issuance of Common Stock to you. You shall not be entitled to receive any cash dividends payable with respect to the Common Stock during the Restriction Period; however, to the extent that the Restricted Stock Units vest, you shall have the right to receive a cash Dividend Equivalent payment with respect to the Restricted Stock Units for the period beginning on the Date of Grant and ending on the date the shares of Common Stock are issued to you in settlement of the Restricted Stock Units, which will be paid to you at the same time as the shares of Common Stock are issued to you in settlement of the Restricted Stock Units.
7.Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock Units during the Restriction Period.
8.No Right to Continued Employment. The award of Restricted Stock Units, whether vested or unvested, shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, with or without cause or notice. Your employment, as it relates to the Restriction Period, shall be deemed to be continuous during any leave of absence that has been authorized by the Company Group.
9.Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any other plan or program of the Company Group.
10.Adjustment. If, from time to time during the Restriction Period, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the unvested Restricted Stock Units shall be adjusted in accordance with the provisions of Section 14 of the Plan.
11.Governing Document. The Restricted Stock Units and the Award Letter are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Award Letter. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Award Letter. In the event of a discrepancy between the Award Letter and the Plan, the Plan shall govern. Notwithstanding the forgoing, the retirement vesting addressed in Section 3 shall occur in accordance with the Retirement Policy and is subject to all the terms and conditions of the Retirement Policy. All the terms and conditions of the Retirement Policy are hereby incorporated in the Award Letter. In the event of a discrepancy between the Retirement Policy, the Award Letter and the Plan, with respect to vesting on a Qualifying Retirement, the Retirement Policy shall govern.
12.Withholding. Upon settlement of the Restricted Stock Units or any earlier event related to the Restricted Stock Units, the Company Group may be required to withhold federal or local tax with respect to the realization of compensation. At the time of issuance of Common Stock upon the vesting of the Restricted Stock Units, the Company shall withhold from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock necessary to satisfy the withholding obligation (or withholding of shares may be allowed up to the maximum tax rate applicable to you), and deliver the remaining shares of Common Stock to you. The distribution of shares of Common Stock described in Section 5 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Section 12. In lieu of withholding shares of Common Stock, tax withholding may be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. Without limiting the generality of the foregoing, except when vesting of the Restricted Stock Units occurs upon death or Disability pursuant to Section 2 of these Terms and Conditions, the Company expressly has the right to permit or require you to satisfy tax withholding obligations through the sale of a sufficient number of shares of Common Stock otherwise deliverable to you through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The sale of shares of Common Stock upon the vesting of Restricted Stock Units may, in the Company’s discretion, be arranged by the Company on your behalf pursuant to this authorization without further consent.
13.Code Section 409A; No Guarantee of Tax Consequences. The award of Restricted Stock Units is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, and the provisions of the Award Letter will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of the Award Letter, if you are a “specified employee” as such term is defined in Section 409A, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of separation from service (other than by reason of death) to you shall not be payable before the earlier of (i) the date that is 6 months after the date of your separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A. For purposes of Section 409A of the Code, (a) if you are Retirement Eligible, the time of settlement in Section 5 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is consistent with Section 1.409A-3(b) of the Treasury Regulations and (b) if you are not Retirement Eligible, the time of settlement in Section 5 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 13, “Retirement Eligible” means that you will be eligible to terminate employment by reason of Retirement prior to the date such Retirement would qualify for short-term deferral treatment under Section 409A of the Code. In addition, notwithstanding the provisions of Section 4 of these Terms and Conditions, in the event of a Change in Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested but shall be settled in accordance with the provisions of Section 1 of these Terms and Conditions or, if earlier, on your separation from service. To the extent required to comply with Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A (a)(2)(A)(i) of the Code, and you shall not be considered to be “Disabled”

or to have a “Disability” unless the circumstances of the Disability meet the requirements of Treas. Reg. §1.409A-3(i)(4). The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Award Letter.
14.Clawback. Notwithstanding any provision of the Plan, the Award Letter or these Terms and Conditions to the contrary, this Award and all shares of Stock or amounts paid or payable pursuant to or with respect to this Award shall be forfeited and/or repaid to the Company if the Committee or its designee determines, in its sole discretion, that you have taken any unlawful action detrimental to the Company or have violated Company policy. Further, for the avoidance of doubt, this Award is made fully subject to the terms of Section 20 of the Plan.

15.Parachute Payments. In the event it is determined that any payment or benefit by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Award Letter or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall first make a calculation under which such payments or benefits provided to you are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) your Net After-Tax Benefit assuming application of the 4999 Limit with (y) your Net After-Tax Benefit without the application of the 4999 Limit and you shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which you receive or are then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company.
16.Governing Law. The Plan and the Award Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Award Letter.

17.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request you consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.